Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2023 (except for the effects of the reverse stock split discussed in Note 1 and Note 15, as to which the date is January 24, 2024), in Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-258149) and related Prospectus of The Beachbody Company, Inc. for the registration of shares of its common stock, warrants to purchase shares of its common stock and shares of its common stock underlying warrants.

/s/ Ernst & Young LLP

Los Angeles, California

April 30, 2024